UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2006

LitFunding Corp.
(Exact name of registrant as specified in charter)

Nevada	000-49679	93-1221399
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

6375 S. Pecos Road, Suite 217 Las Vegas, Nevada 89120
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (702) 898-8388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2006, the Registrant (“LitFunding”) entered into a binding letter of intent to acquire 100% of CardMart Plus, Inc. Further, the binding letter of intent provides for two additional transactions whereby: (i) CardMart Plus will provide funding to Easy Money Express, a subsidiary of the Registrant, and (ii) CardMart Plus will acquire LitFunding stock held by Morton Reed, the Registrant’s Chief Executive Officer. The binding letter of intent was accompanied by a corporate check from CardMart Plus in the amount of $25,000 as a non-refundable deposit. The binding letter of intent requires the Registrant to convert about $600,000 in debt into common stock, and is subject to, among other items, the parties entering into a more definitive agreement by November 30, 2006.

Under the terms of the binding letter of intent, the Registrant would issue approximately 44 million shares of its common stock to acquire 100% of the capital stock of CardMart Plus, through an acquisition structured as a merger transaction. Upon consummation, CardMart Plus would become a wholly-owned subsidiary of LitFunding. Further, CardMart Plus will pay Morton Reed the sum of $275,000 to acquire his personal holdings of about 8 million shares of LitFunding common stock and to assume his accrued salary receivable of roughly $350,000, which will be converted into LitFunding common stock at the current market price. Finally, CardMart Plus will provide $300,000 in cash funding to Easy Money Express, in exchange for an additional 6 million shares of LitFunding Corp. The consummation of these transactions, and the acquisition of the Registrant’s common stock there under, will transfer controlling interest of the Registrant to the CardMart Plus shareholders.

Concurrent with the Closing of the above transactions, CardMart Plus management is expected to assume control of the Registrant’s board of directors and Morton Reed will retire as Chairman and CEO. He will be retained as a consultant.

The foregoing description of the binding letter of intent does not purport to be complete and is qualified in its entirety by reference to the original document, a copy which is attached hereto as Exhibit 10.1

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 27, 2006, by vote of a majority of the outstanding shares, the Registrant approved an amendment to its Articles of Incorporation (filed with the Nevada Secretary of State on November 6, 2006) to amend and restate the amount of authorized common stock that may be issued (the “Amendment”). Specifically, the total authorized shares of common stock that may be issued by the Registrant was increased from 50,000,000 to 100,000,000 shares of common stock. The total authorized shares of preferred stock that may be issued was unaffected and remains at 10,000,000 shares.

This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated herein by reference.

Item 8.01	Other Events.

Press Release

On November 20, 2006, the Registrant issued a press release announcing it has executed the binding letter of intent referred to herein whereby LitFunding Corp will acquire 100 percent of the capital stock of CardMart Plus in exchange for newly issued shares of LitFunding; CardMart Plus will acquire additional shares of LitFunding directly from Morton Reed, effectively transferring control of the Registrant to CardMart Plus; and CardMart Plus will fund $300,000 in cash to Easy Money Express, a subsidiary of the Registrant. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01 Exhibits.

10.1	Binding letter of intent between the Registrant and CardMart Plus, dated on November 17, 2006.

99.1	Press Release dated November 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LitFunding Corp., a Nevada corporation

Date: Date: November 20, 2006	By:	/s/ Morton Reed
Morton Reed Chief Executive Officer
Title

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